ARDEN REALTY, INC.

PROMISSORY NOTE

$194,936

Los Angeles, California
February 18, 2002

              FOR VALUE RECEIVED, the undersigned, Andrew J. Sobel, an individual ("Borrower"), promises to pay to Arden Realty, Inc., a Maryland corporation ("Lender") the principal amount of one hundred ninety four thousand nine hundred and thirty six dollars ($194,936), with interest from the date hereof on the unpaid principal balance under this Note at the rate of LIBOR plus 1.10% per annum (on the basis of a 365-day year and the actual number of days elapsed).

              1.         Maturity Date.     The unpaid principal balance of this Note, together with accrued and unpaid interest thereon shall be due and payable on February 18, 2007.

              2.         Interest Payments.     Accrued interest shall be paid to Lender each quarter on the date during such quarter that Lender pays dividends to its stockholders. Interest payments shall continue until the principal amount hereunder has been repaid in full or this Note is otherwise terminated.

              3.         Forgiveness Upon Change of Control.     Notwithstanding anything in this Note to the contrary, one hundred percent (100%) of the unpaid principal balance of this Note, together with accrued and unpaid interest thereon, shall be forgiven immediately upon a Change of Control (as defined below). Lender shall be entitled to forgive all or a portion of the unpaid principal balance of this Note, together with accrued and unpaid interest thereon, at any time.

              A "Change of Control" shall mean the occurrence of any of the following events:

                          (a)         the individuals constituting the board of directors of Lender (the "Board") as of the date of this Note (the "Incumbent Board") cease for any reason to constitute at least two-thirds (2/3rds) of the Board; provided, however, that if the election, or nomination for election by Lender's stockholders, of any new director was approved by a vote of at least two-thirds (2/3rds) of the Incumbent Board, such new director shall be considered a member of the Incumbent Board;

                          (b)         an acquisition of any voting securities of Lender (the "Voting Securities") by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) ("Beneficial Ownership") of 20% or more of the combined voting power of Lender's then outstanding Voting Securities; or

                          (c)         approval by the stockholders of Lender of: (i) a merger, consolidation, share exchange or reorganization involving Lender, unless (A) the stockholders of Lender, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization (the "Surviving Company") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization; and (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, share exchange or reorganization constitute at least two-thirds (2/3rds) of the members of the board of directors of the Surviving Company; (ii) a complete liquidation or dissolution of Lender; or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of Lender; or

                          (d)         any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act) is or becomes the Beneficial Owner of securities of Lender representing ten percent (10%) or more of the combined voting power of Lender's then outstanding securities and (A) the identity of the Chief Executive Officer of Lender is changed during the period beginning sixty (60) days before the attainment of the ten percent (10%) beneficial ownership and ending two (2) years thereafter, or (B) individuals constituting at least one-third (1/3) of the members of the Board at the beginning of such period shall leave the Board during the period beginning sixty (60) days before the attainment of the ten percent (10%) beneficial ownership and ending two (2) years thereafter.

              4.         Payment Mechanics.     All payments under this Note shall be made to Lender or its order, in lawful money of the United States of America and in immediately available funds delivered to Lender at the offices of Lender at its then principal place of business or at such other place as Lender or any holder hereof shall designate in writing for such purpose from time to time. If a payment under this Note otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next day which is not a Saturday, Sunday or legal holiday, and interest shall be payable thereon during such extension. All amounts due under this Note shall be payable without defense, set off or counterclaim.

              5.         Application of Payments.     Each payment under this Note shall be applied in the following order: (i) to the payment of costs and expenses provided for under this Note; (ii) to the payment of accrued and unpaid interest; and (iii) to the payment of outstanding principal. Lender and each holder hereof shall have the continuing and exclusive right to apply or reverse and reapply any and all payments under this Note.

              6.         Prepayments.     This Note may be prepaid in whole or in part at any time, after five (5) days written notice of Borrower's intention to make any such prepayment, which notice shall specify the date and amount of such prepayment. The written notice of Borrower to make a prepayment under this Note shall create an obligation of Borrower to pay the amount specified on the date specified in such notice. Any prepayment shall be without premium or penalty except that interest shall be paid to the date of payment on the principal amount prepaid. Any partial principal prepayment under this Note shall be applied against the installments of principal due under this Note in the reverse order of their maturity, with no change in the required principal amount of the monthly installments due under this Note prior to those installments prepaid in whole or in part. Interest, however, shall be computed on the principal balance due after deducting the principal portion of such prepayment.

              7.         Defaults.     Upon the occurrence of a default under this Note, including, without limitation, failure to make any principal or interest payment by the stated maturity (whether by acceleration, notice of prepayment or otherwise) for such payment, interest shall thereafter accrue on the entire unpaid principal balance under this Note, including without limitation any delinquent interest which has been added to the principal amount due under this Note pursuant to the terms hereof, at the rate set forth herein plus one percent (1%) per annum (on the basis of a 365-day year and the actual number of days elapsed). In addition, upon the occurrence of a default under this Note, the holder of this Note may, at its option, without notice to or demand upon Borrower or any other party, declare immediately due and payable the entire principal balance hereof together with all accrued and unpaid interest thereon, plus any other amounts then owing pursuant to this Note, whereupon the same shall be immediately due and payable. On each anniversary of the date of any default under this Note and while such default is continuing, all interest which has become payable and is then delinquent shall, without curing the default under this Note by reason of such delinquency, be added to the principal amount due under this Note, and shall thereafter bear interest at the same rate as is applicable to principal, with interest on overdue interest to bear interest, in each case to the fullest extent permitted by applicable law, both before and after default, maturity, foreclosure, judgment and the filing of any petition in a bankruptcy proceeding. In no event shall interest be charged under this Note which would violate any applicable law.

              8.         Full Recourse.     Notwithstanding anything to the contrary contained in this Note, Borrower hereby agrees that Lender, or any other holder of the Note in enforcing its rights and remedies hereunder and under any other documents and instruments executed by Borrower in connection herewith, shall have recourse to, and the right to proceed against, Borrower and any of his assets for any obligation, covenant or agreement of any kind whatsoever, in an amount equal to the unpaid principal amount of this Note and accrued and unpaid interest thereon.

              9.         "Gross-Up" of Compensation.

                          (a)         Anything in this Note to the contrary notwithstanding, if it shall be determined that any forgiveness of the amounts due under this Note or other payment or distribution to Borrower or for his benefit pursuant to the terms of this Note (the "Payment") would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Excise Tax"), then Borrower shall be entitled to receive from Lender an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Borrower after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 9 and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment.

                          (b)         All determinations required to be made under this Section 9, including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be used in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Borrower and Lender with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from Borrower or Lender that Borrower has received or will receive a Payment. For the purposes of this Section 9, the "Accountants" shall mean Lender's independent certified public accountants or, in the event a Change of Control (as defined in Section 3) has occurred, Lender's independent certified public accountants serving immediately prior to the Change in Control. Further, in the event a Change of Control has occurred and the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Borrower shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by Lender. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as "parachute payments" within the meaning of section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment, Borrower shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Borrower's adjusted gross income), and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Borrower's adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by Lender at the time Borrower is entitled to receive the Payment and in no event will any Gross-Up Payment be paid later than five days after the receipt by Borrower of the Accountant's determination. Any determination by the Accountants shall be binding upon Lender and Borrower. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than Lender should have paid pursuant to this Section 9 (the "Underpayment"). In the event that Lender exhausts its remedies pursuant to Section 9(c) and Borrower is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by Lender to or for Borrower's benefit.

                          (c)         Borrower shall notify Lender in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Lender of the Gross-Up Payment. Such notification shall be given as soon as practicable after Borrower is informed in writing of such claim and shall apprise Lender of the nature of such claim and the date on which such claim is requested to be paid. Borrower shall not pay such claim prior to the expiration of the 30-day period following the date on which Borrower gives such notice to Lender (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If Lender notifies Borrower in writing prior to the expiration of such period that it desires to contest such claim, Borrower shall:                                                     (i)         give Lender any information reasonably requested by Lender relating to such claim;

                                                    (ii)         take such action in connection with contesting such claim as Lender shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Lender;

                                                    (iii)         cooperate with Lender in good faith in order to effectively contest such claim; and

                                                    (iv)         permit Lender to participate in any proceedings relating to such claims; provided, however, that Lender shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Borrower for and hold Borrower harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses.

                          Without limiting the foregoing provisions of this Section 9, Lender shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Borrower to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Borrower agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Lender shall determine; provided, however, that if Lender directs Borrower to pay such claim and sue for a refund, Lender shall advance the amount of such payment to Borrower, on an interest-free basis, and shall indemnify Borrower for and hold Borrower harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by Lender of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Borrower with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Lender's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Borrower shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

              10.         Rights and Remedies Cumulative.     Nothing herein shall be deemed to limit the rights of Lender under this Note, all of which rights and remedies are cumulative.

              11.         Amendments; Waivers.     No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by a duly authorized officer of Lender or any holder of this Note, and then only to the extent specifically set forth therein.

              12.         Attorneys' Fees.     If any default occurs in any payment due under this Note, Borrower and all guarantors and endorsers hereof, and their successors and assigns, promise to pay all costs and expenses, including attorneys' fees, incurred by each holder hereof in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced. None of the provisions hereof and none of the holder's rights or remedies under this Note on account of any past or future defaults shall be deemed to have been waived by the holder's acceptance of any past due installments or by any indulgence granted by the holder to Borrower.

              13.         Waivers.     Borrower and all guarantors and endorsers hereof, and their successors and assigns, hereby waive presentment, demand, diligence, protest and notice of every kind, and agree that they shall remain liable for all amounts due under this Note notwithstanding any extension of time or change in the terms of payment of this Note granted by any holder hereof, any change, alteration or release of any property hereafter securing the payment hereof or any delay or failure by the holder hereof to exercise any rights under this Note. Borrower and all guarantors and endorsers hereof, and their successors and assigns, hereby waive the right to plead any and all statutes of limitation as a defense to a demand under this Note to the full extent permitted by law.

              14.         Binding Effect.     This Note shall inure to the benefit of Lender, its successors and assigns and shall bind the heirs, executors, administrators, successors and assigns of Borrower. Each reference herein to powers or rights of Lender shall also be deemed a reference to the same power or right of such assignees, to the extent of the interest assigned to them.

              15.         Provisions Severable.     In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

              16.         Governing Law.     This Note shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles thereof relating to conflicts of law; provided, that Lender and each holder hereof reserves any and all rights it may have under federal law, including without limitation those relating to the charging of interest.

[Signature Page Follows]

              IN WITNESS WHEREOF, Borrower and Lender have caused this Note to be duly executed the day and year first above written.

                                                                                                                                                       Andrew J. Sobel

Acknowledged and Agreed:

ARDEN REALTY, INC.

By:

Name:

Title: